Exhibit 99.1

BankFinancial’s Customers Will Receive Expanded Deposit Insurance Under

New FDIC Program

BURR RIDGE, Ill., December 9, 2008 — BankFinancial Corporation (Nasdaq—BFIN) announced today that customers who have non-interest bearing personal and business checking accounts, as well as NOW accounts paying interest of 0.50 percent or less, at BankFinancial, F.S.B. will have unlimited FDIC deposit insurance coverage on those accounts through December 31, 2009.

This expanded coverage is in addition to the basic FDIC deposit insurance coverage that BankFinancial’s customers already receive on their other deposit accounts. The FDIC recently increased the basic deposit insurance coverage limit from $100,000 to $250,000 per depositor.

BankFinancial’s customers will receive this expanded FDIC deposit insurance coverage due to BankFinancial’s participation in the new FDIC Transaction Account Guarantee Program.

BankFinancial’s Chairman and CEO, F. Morgan Gasior, said: “We are pleased to announce our participation in the FDIC’s Transaction Account Guarantee Program. Very clearly, it is an important benefit to our customers, as it allows them to maximize their FDIC deposit insurance coverage. Our participation will also ensure that we retain competitive parity with other participating insured depository institutions.”

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At September 30, 2008, BankFinancial Corporation had total assets of $1.449 billion, total loans of $1.216 billion, total deposits of $1.046 billion and stockholders’ equity of $262 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s website at http://www.sec.gov or on BankFinancial’s website at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan, Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams, Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234